Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact:	Kirk Thompson
615 J.B. Hunt Corporate Drive		President and
Lowell, Arkansas 72745		Chief Executive Officer
(NASDAQ: JBHT)		(479) 820-8110

FOR IMMEDIATE RELEASE

J. B. HUNT TRANSPORT SERVICES, INC. REPORTS RECORD REVENUES AND EARNINGS

FOR THE THIRD QUARTER 2008

•	Third Quarter 2008 Revenue:	$996 million; up 12%
•	Third Quarter 2008 Operating Income:	$106 million; up 11%
•	Third Quarter 2008 EPS:	47 cents vs. 38 cents

LOWELL, ARKANSAS, October 14, 2008 - J. B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced record third quarter 2008 net earnings of $60.3 million, or diluted earnings per share of 47 cents vs. 2007 third quarter earnings of $50.8 million, or 38 cents per diluted share.

Total operating revenue for the current quarter was $996 million, a 12% increase over the $892 million for the third quarter 2007.  The increase in operating revenue was primarily attributable to growth in our Intermodal (JBI) segment and our non-asset based Integrated Capacity Solutions (ICS) segment and sharply higher fuel surcharge revenue.  Current quarter operating revenue, excluding fuel surcharges, was essentially the same as third quarter 2007. Containers and trailers grew from 58,802 to 61,406 over the same period.  The growth in the fleet of containers and trailers was primarily to support additional intermodal business.  The combined tractor fleet declined from 11,723 in the third quarter 2007 to 10,029 in the third quarter 2008, primarily due to our actions to reduce the size of the asset-based Truck segment fleet.

Operating income for the current quarter increased to $106 million vs. $96 million for the third quarter 2007. The net changes in fuel costs and fuel surcharge revenue during the current quarter positively impacted EPS when compared with the third quarter 2007 and the second quarter 2008. Net interest expense decreased significantly from $12.5 million in the third quarter 2007 to $9.5 million in the current quarter, primarily due to lower levels of debt. The effective tax rate was slightly lower in the current quarter; to 37.5% vs. 39.1% in 2007.  The current year to date effective tax rate was 38.4%.

“In this remarkable time of economic uncertainty and capital markets turmoil, we are delighted to report not only a record third quarter, but the highest EPS for any quarter in our history.  We continue to make significant progress toward the transformation of our Company from the asset-based truckload company of the past, to a diversified transportation solutions business with far less cyclicality, capital intensity and earnings volatility that is frequently associated with trucking businesses.  In addition to the solid earnings performance, we also were able to reduce our total debt by $133 million during the current quarter and from $913 million at the beginning of 2008 to $692 million at the end of the current quarter.  Financial stability and a strong balance sheet are reassuring to our customers and employees in these turbulent times both domestically and internationally.  We are confident that our business model is the correct one and one that will allow us to compete very favorably in the months and years to come.

“Our mission starts and ends with understanding our customers’ needs and responding with solutions that address their more complex and dynamic supply chains.  The higher and increasing costs of transportation demand new efficiencies and solutions that are economically sound for our customers, while generating adequate returns for our shareholders.  We provide competitively differentiated services via our unique intermodal network, our specialized dedicated services and our broad ability to meet a growing variety of truckload, flatbed, refrigerated, expedited and LTL services using our own assets and the assets of others.

“The significant growth in our Intermodal segment reflects our solutions philosophy and our ability to execute on that strategy.  While we anticipate that we will continue to be able to provide adequate capacity to meet our customers’ truck transportation needs, it has become increasingly clear that long-term value for our customers is enhanced by the conversion of as much of their freight to our best-in-class intermodal service as possible.  Lengths of haul beyond one day’s transit (approximately 500 miles) should be considered as prime targets for conversion and we will continue to act as our customers’ chief advocate and facilitator in that endeavor.  Likewise, we are committed to a philosophy of optimal utilization of the assets under our control.  We are prepared to take decisive action to reduce investment in under-utilized equipment and redeploy that capital toward more attractive parts of our business or to further enhance our balance sheet.

“Given uncertain economic direction and possible further slowdowns in transportation demand in the short term, we remain confident in our solid business model and our focused team to continue to meet the challenges that may confront us, “ said Kirk Thompson, JBHT President and CEO.

Segment Information:

Intermodal (JBI)

•	Third Quarter 2008 Segment Revenue:	$532 million; up 24%
•	Third Quarter 2008 Operating Income:	$74 million; up 21%

Intermodal continued to achieve record results even when compared to a strong 2007 third quarter and year-to-date.  Freight mix continues to shift rapidly toward shorter lengths of haul, primarily over the eastern network.  Overall length of haul declined by 5% compared to the 2007 third quarter.  Load count increased more than 13%, while eastern network volume increased more than 50%.  Transcontinental volumes grew approximately 5%.  Customers are continuing to adjust their supply chains to address rising costs.  Nationwide imports entering the country through west coast ports were down in the current quarter over a year ago, partially due to the economy and partially as some shipments increasingly take an “all water route” to ports in parts of the country other than the west coast.  In increasing numbers, traditional over- the-road shippers are turning to intermodal for the first time as customers seek solutions that will reduce both carbon emissions and their overall transportation cost.

Railroad service continued to improve as network interruptions during the current quarter due to flooding and hurricanes were minimal.  We expanded our company-owned dray fleet by more than 20% to 2,100 tractors, both in anticipation of continued growth and to further reduce our dependence on third party dray.  Similarly, we grew our container fleet to nearly 37,000 units at current quarter end.

Dedicated Contract Services (DCS)

•	Third Quarter 2008 Segment Revenue:	$244 million; up 3%
•	Third Quarter 2008 Operating Income:	$27 million; up 10%

DCS revenue grew 3% compared to the same quarter last year.  Excluding the effect of fuel surcharges, revenue declined 6%.  Revenue per truck per week, excluding the effect of fuel surcharges, increased 6%, partly due to a decline in average truck count to 4,631 units in the third quarter 2008 vs. 5,248 units in the third quarter 2007.  The decline in truck count primarily related to the reduction in units providing generic dedicated business.  Truck count in the value-added, true dedicated business increased sequentially from the second quarter 2008, but decreased when compared to the third quarter 2007.

Operating income increased $2.5 million compared to the third quarter 2007.  As previously stated, we have fuel surcharge programs in place at the majority of our accounts.  These programs have a timing lag between when the cost is incurred and when it is recovered.  This lag creates unfavorable comparisons in times of escalating fuel costs and favorable comparisons in times of decelerating fuel costs.  The sharp decline in fuel costs in the current quarter contributed to the segment’s improvement in operating income, as well as favorable comparisons in casualty and workers compensation costs.

Truck (JBT)

•	Third Quarter 2008 Segment Revenue:	$171 million; down 18%
•	Third Quarter 2008 Operating Income:	$2.5 million; down 73%

JBT revenue declined 18%, 26% excluding fuel surcharges, on a 30% reduction in tractors, as compared to the third quarter 2007.  We have continued to right-size our asset-based tractor fleet, which resulted in a reduction of 1,419 tractors compared to the tractor count at the end of the third quarter 2007.  Our fleet ended the quarter at 3,309 tractors, which is adequate to service our customers’ current demand.  JBT operating income for the current quarter included approximately $1.4 million of losses related to sales and write downs of idle equipment.  To help mitigate the high fuel prices that continue to plague the industry, we aggressively focused on reducing empty miles and stepped up processes to cut wasteful engine idling.  We reduced our overall idle time by 23% compared to the same period a year ago.

Compared to the same quarter a year ago, our average length of haul decreased 12% while revenue per load decreased only 6.3% as rates per loaded mile, excluding fuel surcharges, increased 6.7% compared to the third quarter 2007.  Spot rates increased by 7.1% compared to the same period last year, contributing significantly to the higher overall rate per loaded mile.

Integrated Capacity Solutions (ICS)

•	Third Quarter 2008 Segment Revenue:	$59 million; up 129%
•	Third Quarter 2008 Operating Income:	$3.1 million; up 121%

ICS segment revenue increased 129% from the third quarter 2007, primarily driven by increased load volumes. We continued to see steady revenue growth from new and existing customers.  Third quarter 2008 net operating revenue (gross revenue less purchased transportation) increased 156% over the same period a year ago.

Operating expenses increased 178% from the third quarter 2007, primarily due to employee growth throughout 2007 and 2008. Year over year employee count increased 151% from 2007.  We continued to expand our workforce during the third quarter 2008, in anticipation of continued growth in the segment, with total employees rising 21% from the second quarter 2008. Despite the larger workforce, operating expenses, as a percentage of net operating revenue, decreased to 67% in the third quarter from 68% in the second quarter 2008.

Our third party carrier base grew 19% during the current quarter to over 15,200 carriers by quarter-end.

Cash Flow and Capitalization:

We continue to experience strong cash flow provided by operating activities which has allowed us to decrease outstanding debt by $221 million year-to-date.  We have a well diversified group of twelve national and international banks participating in our two revolving credit agreements. Our liquidity and access to credit remain good.

At September 30, 2008, we had $145 million outstanding under our main revolving line of credit at an average interest rate of 3.77%, with $205 million remaining available.  This revolving credit agreement matures in March 2012.  Our second line of credit, the Accounts Receivable Securitization Program, had $75 million outstanding at current quarter end with an average interest rate of 3.64%.   In July 2008, we successfully renewed this facility for another year at similar terms and reduced the total commitment amount from $225 million to $75 million as a result of our continued strong cash flows and declining need.

No new debt or equity issuances are expected or necessary in the near future.  We are performing well within our debt covenants and financial ratios contained in our various credit agreements.

	September 30, 2008	December 31, 2007
Revolving Lines of Credit	$220	$430
Senior Notes	400	400
Term Loan	72	82
Total Outstanding Debt	$692	$913

In addition, our year-to-date net capital expenditures approximated $122 million vs. $268 million during the same period a year ago.  Net cash provided by operations was $147 million for the current quarter and $350 million year-to-date.  At September 30, 2008, we had cash and cash equivalents of $2.5 million.

This press release may contain forward-looking statements, which are based on information currently available.  Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2007. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason.  This press release and additional information will be available to interested parties at our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$770,656		$767,365
Fuel surcharge revenues	225,778		124,273
Total operating revenues	996,434	100.0%	891,638	100.0%

Operating expenses
Rents and purchased transportation	400,641	40.2%	319,809	35.9%
Salaries, wages and employee benefits	217,194	21.8%	224,421	25.2%
Fuel and fuel taxes	143,028	14.4%	116,596	13.1%
Depreciation and amortization	50,666	5.1%	52,299	5.9%
Operating supplies and expenses	41,924	4.2%	40,399	4.5%
Insurance and claims	13,860	1.4%	17,669	2.0%
Operating taxes and licenses	7,985	0.8%	8,429	0.9%
General and administrative expenses, net of gains	10,214	1.0%	10,802	1.2%
Communication and utilities	4,656	0.5%	5,315	0.6%
Total operating expenses	890,168	89.3%	795,739	89.2%
Operating income	106,266	10.7%	95,899	10.8%
Net interest expense	9,480	1.0%	12,487	1.4%
Equity in loss of associated companies	247	0.0%	25	0.0%
Earnings before income taxes	96,539	9.7%	83,387	9.4%
Income taxes	36,239	3.6%	32,604	3.7%
Net earnings	$60,300	6.1%	$50,783	5.7%
Average diluted shares outstanding	129,042		133,659
Diluted earnings per share	$0.47		$0.38

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2008		2007
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$2,258,130		$2,216,410
Fuel surcharge revenues	594,026		328,539
Total operating revenues	2,852,156	100.0%	2,544,949	100.0%

Operating expenses
Rents and purchased transportation	1,108,749	38.9%	878,474	34.5%
Salaries, wages and employee benefits	651,790	22.9%	666,996	26.2%
Fuel and fuel taxes	434,667	15.2%	336,425	13.2%
Depreciation and amortization	151,934	5.3%	152,346	6.0%
Operating supplies and expenses	119,686	4.2%	115,840	4.6%
Insurance and claims	45,924	1.6%	51,745	2.0%
Operating taxes and licenses	24,158	0.8%	25,362	1.0%
General and administrative expenses, net of gains	28,328	1.0%	29,395	1.2%
Communication and utilities	14,553	0.5%	15,841	0.6%
Total operating expenses	2,579,789	90.5%	2,272,424	89.3%
Operating income	272,367	9.5%	272,525	10.7%
Net interest expense	31,053	1.1%	30,613	1.2%
Equity in loss of associated companies	2,125	0.1%	1,085	0.0%
Earnings before income taxes	239,189	8.4%	240,827	9.5%
Income taxes	91,872	3.2%	82,016	3.2%
Net earnings	$147,317	5.2%	$158,811	6.2%
Average diluted shares outstanding	128,480		140,675
Diluted earnings per share	$1.15		$1.13

Financial Information By Segment

(in thousands)

(unaudited)

	Three Months Ended September 30
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$531,502	53%	$428,872	48%
Dedicated	243,887	25%	237,044	27%
Truck	170,641	17%	208,148	23%
Integrated Capacity Solutions	58,532	6%	25,575	3%
Subtotal	1,004,562	101%	899,639	101%
Intersegment eliminations	(8,128)	(1)%	(8,001)	(1)%
Consolidated revenue	$996,434	100%	$891,638	100%

Operating income

Intermodal	$73,971	70%	$61,025	64%
Dedicated	26,843	25%	24,374	25%
Truck	2,451	2%	9,162	10%
Integrated Capacity Solutions	3,068	3%	1,391	1%
Other (1)	(67)	(0)%	(53)	(0)%
Operating income	$106,266	100%	$95,899	100%

	Nine Months Ended September 30
	2008		2007
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$1,464,140	52%	$1,170,563	46%
Dedicated	715,513	25%	697,640	28%
Truck	547,467	19%	644,917	25%
Integrated Capacity Solutions	149,148	5%	55,493	2%
Subtotal	2,876,268	101%	2,568,613	101%
Intersegment eliminations	(24,112)	(1)%	(23,664)	(1)%
Consolidated revenue	$2,852,156	100%	$2,544,949	100%

Operating income

Intermodal	$191,965	70%	$161,773	59%
Dedicated	67,327	25%	71,170	26%
Truck	5,791	2%	37,051	14%
Integrated Capacity Solutions	7,309	3%	2,546	1%
Other (1)	(25)	(0)%	(15)	(0)%
Operating income	$272,367	100%	$272,525	100%

(1) Includes corporate support activity

Operating Statistics by Segment

(unaudited)

	Three Months Ended September 30
	2008	2007

Intermodal

Loads	220,352	194,670
Average length of haul	1,817	1,913
Revenue per load	$2,412	$2,203
Average tractors during the period *	2,097	1,737

Tractors (end of period)
Company-owned	2,101	1,757
Independent contractor	5	7
Total tractors	2,106	1,764

Containers (end of period)	36,985	31,075
Average effective trailing equipment usage	36,286	30,208

Dedicated

Loads	335,854	354,590
Average length of haul	227	246
Revenue per truck per week**	$4,070	$3,529
Average trucks during the period***	4,631	5,248

Trucks (end of period)
Company-owned	4,445	5,062
Independent contractor	67	109
Customer-owned (Dedicated operated)	102	60
Total trucks	4,614	5,231

Trailing equipment (end of period)	8,039	8,082
Average effective trailing equipment usage	12,711	13,662

Truck

Loads	149,885	193,549
Average length of haul	454	516
Loaded miles (000)	68,240	100,206
Total miles (000)	78,325	114,307
Average nonpaid empty miles per load	68.1	73.0
Revenue per tractor per week**	$3,678	$3,416
Average tractors during the period *	3,588	4,740

Tractors (end of period)
Company-owned	2,666	3,790
Independent contractor	643	938
Total tractors	3,309	4,728

Trailers (end of period)	16,382	18,399
Average effective trailing equipment usage	11,567	13,042

Integrated Capacity Solutions

Loads	35,033	18,998

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment

(unaudited)

	Nine Months Ended September 30
	2008	2007

Intermodal

Loads	617,938	532,209
Average length of haul	1,847	1,928
Revenue per load	$2,369	$2,199
Average tractors during the period *	1,983	1,653

Tractors (end of period)
Company-owned	2,101	1,757
Independent contractor	5	7
Total tractors	2,106	1,764

Containers (end of period)	36,985	31,075
Average effective trailing equipment usage	34,872	29,077

Dedicated

Loads	1,010,437	1,048,573
Average length of haul	228	253
Revenue per truck per week**	$3,894	$3,455
Average trucks during the period***	4,748	5,243

Trucks (end of period)
Company-owned	4,445	5,062
Independent contractor	67	109
Customer-owned (Dedicated operated)	102	60
Total trucks	4,614	5,231

Trailing equipment (end of period)	8,039	8,082
Average effective trailing equipment usage	12,838	13,274

Truck

Loads	494,372	605,101
Average length of haul	470	518
Loaded miles (000)	233,103	316,687
Total miles (000)	265,880	360,065
Average nonpaid empty miles per load	66.8	71.3
Revenue per tractor per week**	$3,627	$3,366
Average tractors during the period*	3,908	4,988

Tractors (end of period)
Company-owned	2,666	3,790
Independent contractor	643	938
Total tractors	3,309	4,728

Trailers (end of period)	16,382	18,399
Average effective trailing equipment usage	12,045	13,168

Integrated Capacity Solutions

Loads	97,260	39,134

* Includes company-owned and independent contractor tractors

** Using weighted workdays

*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2008	December 31, 2007

ASSETS
Current assets:
Cash and cash equivalents	$2,450	$14,957
Accounts receivable	379,372	330,202
Assets held for sale	15,785	39,747
Prepaid expenses and other	41,254	103,988
Total current assets	438,861	488,894
Property and equipment	2,109,048	2,080,893
Less accumulated depreciation	755,328	722,170
Net property and equipment	1,353,720	1,358,723
Other assets	11,250	15,129
	$1,803,831	$1,862,746

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt	$89,000	$234,000
Trade accounts payable	182,808	189,987
Claims accruals	19,684	19,402
Accrued payroll	50,776	34,310
Other accrued expenses	10,154	26,663
Deferred income taxes	24,488	20,070
Total current liabilities	376,910	524,432

Long-term debt	603,200	679,100
Other long-term liabilities	34,192	34,453
Deferred income taxes	306,632	281,564
Stockholders’ equity	482,897	343,197
	$1,803,831	$1,862,746

Supplemental Data

(unaudited)

	September 30, 2008	December 31, 2007

Actual shares outstanding at end of period (000)	126,010	124,572

Book value per actual share outstanding at end of period	$3.83	$2.76

	Nine Months Ended September 30
	2008	2007

Net cash provided by operating activities (000)	$349,678	$362,953

Net capital expenditures (000)	$122,382	$268,371

Purchases of common stock (000)	$—	$541,618